As filed with the Securities and Exchange Commission on October 6, 2016

Registration No. 333-211849

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

On Form S-8

To Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COUSINS PROPERTIES INCORPORATED

(Exact name of registrant as specified in its charter)

Georgia	6798	58-0869052
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

191 Peachtree Street NE, Suite 500

Atlanta, Georgia 30303

(404) 407-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Parkway Properties, Inc. and Parkway Properties LP 2015 Omnibus Equity Incentive Plan

(Full Title of the Plan)

Pamela F. Roper, Esq.

191 Peachtree Street NE, Suite 500

Atlanta, Georgia 30303

(404) 407-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered (1)	Amount to Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $1 per share	859,620	N/A	N/A	N/A

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	This registration statement relates to shares of common stock, par value $1 (“Common Stock”), of Cousins Properties Incorporated (“Cousins”) that may be issued pursuant to awards that were outstanding under the Parkway Properties, Inc. and Parkway Properties LP 2015 Omnibus Equity Incentive Plan.
(3)	These shares of Common Stock were registered under Cousins’ Registration Statement on Form S-4 (File No. 333-211849) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on May 6, 2016, as amended by Pre-Effective Amendment No. 1, filed on July 20, 2016 and Pre-Effective Amendment No. 2, filed on July 22, 2016 (as so amended, the “Form S-4”). The Form S-4 was declared effective by the Commission on July 22, 2016. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Form S-4.

EXPLANATORY NOTE

Cousins Properties Incorporated, a Georgia corporation (“Cousins” or the “Company”), hereby amends its Registration Statement on Form S-4 (Registration No. 333-211849) filed on June 6, 2016, as amended (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of the Company’s common stock, par value $1 per share (“Cousins Common Stock”), issuable upon the conversion of certain awards of restricted stock units (“RSUs”) and stock options issued under the Parkway Properties, Inc. and Parkway Properties LP 2015 Omnibus Equity Incentive Plan (the “Registration Statement”). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

On October 6, 2016, Cousins and Parkway Properties, Inc., a Maryland corporation (“Parkway”), consummated the merger (the “Merger”) of Parkway with and into Clinic Sub Inc., a wholly owned subsidiary of Cousins, pursuant to the Agreement and Plan of Merger, dated as of April 28, 2016 (the “Merger Agreement”) by and among Cousins, Parkway, Parkway Properties LP and Clinic Sub Inc. At the effective time of the Merger, each share of Parkway’s common stock, par value $0.001 per share (“Parkway Common Stock”), was converted into the right to receive 1.63 shares of Cousins Common Stock (the “exchange ratio”).

At the effective time of the Merger:

•	Certain awards of RSUs in respect of Parkway Common Stock were converted into awards of RSUs in respect of a number of whole shares of Cousins Common Stock equal to the product of (a) the number of shares of Parkway Common Stock that was subject to the applicable RSU award as of immediately prior to the effective time of the merger, or with respect to performance-based RSUs, the number of shares of Parkway Common Stock subject to such performance-based RSU determined based on actual performance as of immediately prior to the effective time of the merger, multiplied by (b) the exchange ratio, and such awards otherwise generally remain subject to the terms and conditions applicable to the award immediately prior to the effective time of the Merger; and

•	Each outstanding award of options to purchase Parkway Common Stock was converted into an award of options to purchase a number of shares of Cousins Common Stock equal to the product of (a) the number of shares of Parkway Common Stock that was subject to the applicable option award as of immediately prior to the effective time of the merger, multiplied by (b) the exchange ratio. Each converted option award has an exercise price equal to the quotient of (x) the per share exercise price of the option award as of immediately prior the effective time of the Merger, divided by (y) the exchange ratio, provided that any incentive stock option awards were adjusted to comply with Section 424 of the Internal Revenue Code of 1986. Each converted option award generally remains subject to the terms and conditions applicable to the award immediately prior to the effective time of the Merger.

This Registration Statement has been filed for the purpose of registering up to 859,620 shares of Cousins Common Stock issuable in connection with settlement of the RSUs and exercise of the options previously held by Parkway employees (“employees” as defined in General Instruction A.1(a) to Form S-8).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

II-2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company and Parkway are hereby incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 10, 2016;

2.	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 4, 2016 and for the quarter ended June 30, 2016, filed on July 28, 2016;

3.	The Company’s Proxy Statement on Schedule 14A for the year ended December 31, 2015, filed on March 22, 2016;

4.	The Company’s Current Reports on Form 8-K, filed on April 29, 2016, May 12, 2016, June 7, 2016, July 14, 2016, July 28, 2016, August 23, 2016, September 27, 2016, September 28, 2016 and October 6, 2016 (other than documents or portions of those documents deemed to be furnished but not filed);

5.	The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A, filed under Section 12 of the Exchange Act on August 4, 1992, including any subsequently filed amendments and reports updating such description;

6.	The description of the Company’s Common Stock included in the Form S-4 (File No. 333-211849), filed on June 6, 2016, as amended on July 20, 2016 and July 22, 2016;

7.	Parkway’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 25, 2016;

8.	Parkway’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 5, 2016 and for the quarter ended June 30, 2016, filed on August 8, 2016;

9.	The portions of Parkway’s Definitive Proxy Statement on Schedule 14A filed on March 28, 2016 incorporated by reference in Parkway’s Annual Report on Form 10-K for the year ended December 31, 2015;

10.	Parkway’s Current Reports on Form 8-K, filed on April 29, 2016, May 12, 2016, May 20, 2016, June 6, 2016, July 11, 2016, July 28, 2016, August 24, 2016 and October 6, 2016 (other than documents or portions of those documents deemed to be furnished but not filed); and

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, documents or portions of documents containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify an individual made party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (a) such individual conducted himself or herself in good faith; and (b) such individual reasonably believed: (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Subsection (a) of Section 14-2-853 of the GBCC provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse reasonable expenses incurred by a director who is a party to the proceeding because he or she is a director if he or she delivers to the corporation: (1) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Section 14-2-851 of the GBCC or that the proceeding involves conduct for which liability has been eliminated as part of the corporation’s articles of incorporation; and (2) his or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under the GBCC. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under the indemnification provisions of the GBCC or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC regarding the advancement of expenses or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Subsection (a) of Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director; and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (a) appropriation, in violation of his or her duties, of any business opportunity of the corporation; (b) acts of omission which involve intentional misconduct or a knowing violation of the law; (c) the types of liability set forth in Section 14-2-832 of the GBCC, or (d) receipt of an improper personal benefit. Subsection (c) of Section 14-2-857 of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

The Company’s amended and restated bylaws require the indemnification by the company of its directors and officers to the maximum extent permitted by applicable law. The Company has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

The Company has entered into indemnification agreements with each of its executive officers, and each of its directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and certain directors to the maximum extent permitted by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by section 10(a)(3) of the Securities Act;

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2016.

Cousins Properties Incorporated

By:	/s/ Lawrence L. Gellerstedt III
Name: Lawrence L. Gellerstedt III
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lawrence L. Gellerstedt III Lawrence L. Gellerstedt III	President, Chief Executive Officer and Director (Principal Executive Officer)	October 6, 2016

* Gregg D. Adzema	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 6, 2016

* John D. Harris, Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 6, 2016

* Robert M. Chapman	Director	October 6, 2016

* Lillian C. Giornelli	Director	October 6, 2016

Signature	Title	Date

* S. Taylor Glover	Director, Chairman of the Board of Directors	October 6, 2016

* Donna W. Hyland	Director	October 6, 2016

* /s/ Pamela F. Roper Pamela F. Roper as Attorney-in-Fact		October 6, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1	Restated and Amended Articles of Incorporation of Cousins, as amended August 9, 1999, filed as Exhibit 3.1 to Cousins’ Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference.

3.1.1	Articles of Amendment to Restated and Amended Articles of Incorporation of Cousins, as amended July 22, 2003, filed as Exhibit 4.1 to Cousins’ Current Report on Form 8-K filed on July 23, 2003, and incorporated herein by reference.

3.1.2	Articles of Amendment to Restated and Amended Articles of Incorporation of Cousins, as amended December 15, 2004, filed as Exhibit 3(a)(i) to Cousins’ Form 10-K for the year ended December 31, 2004, and incorporated herein by reference.

3.1.3	Articles of Amendment to Restated and Amended Articles of Incorporation of Cousins, as amended May 6, 2010, filed as Exhibit 3.1 to Cousins’ Current Report on Form 8-K filed on May 10, 2010, and incorporated herein by reference.

3.1.4	Articles of Amendment to Restated and Amended Articles of Incorporation of Cousins, as amended May 9, 2014, filed as Exhibit 3.1.4 to Cousins’ Form 10-Q for the quarter ended June 30, 2014, and incorporated herein by reference.

3.1.5*	Articles of Amendment to Restated and Amended Articles of Incorporation of Cousins, as amended October 6, 2016.

3.1.6*	Articles of Amendment to Restated and Amended Articles of Incorporation of Cousins, as amended October 6, 2016.

3.2	Bylaws of Cousins, as amended and restated December 4, 2012, filed as Exhibit 3.1 to Cousins’ Current Report on Form 8-K filed on December 7, 2012, and incorporated herein by reference.

5.1	Opinion of Wachtell, Lipton, Rosen & Katz (incorporated by reference to Amendment No. 1 to Cousins’ Registration Statement on Form S-4 (File No. 333-211849), filed on July 20, 2016).

23.1*	Consent of Independent Registered Public Accounting Firm of Cousins, Deloitte & Touche LLP.

23.2*	Consent of Independent Registered Public Accounting Firm of Parkway, Ernst & Young LLP.

23.3*	Consent of Deloitte & Touche LLP

23.4	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Cousins’ Registration Statement on Form S-4 (File No. 333-211849), filed on June 6, 2016).

99.1	Parkway Properties, Inc. and Parkway Properties LP 2015 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Parkway’s Current Report on Form 8-K, filed on May 19, 2015).

*	Filed herewith.